Exhibit 17.1

January 26, 2011

Board of Directors
RxBids
9050 W. Warm Springs Rd., #12-2129
Las Vegas, Nevada 89148

Gentlemen:

Reference is hereby made to that certain Securities Purchase Agreement (the “Agreement”) by and among Avi Koschitzki, the individuals listed on the signature pages thereto under the caption “Seller,” RxBids, a Nevada corporation (the “Company”) and Jenson Services, Inc., a Utah corporation.

I hereby tender my resignation in all capacities as a director, officer or employee of the Company effective immediately upon the closing of the transactions contemplated by the Agreement.

Sincerely,

/s/ Todd Albiston
Todd Albiston